Exhibit 23.4
[SRK CONSULTING (UK) LTD LETTERHEAD]

Our Ref: U3864_Expert Consent Letter_2009.doc	October 15 2009
Sterlite Industries (India) Limited
Vedanta
75 Nehru Road,
Vile Parle (East)
Mumbai
Maharashtra 400-099
INDIA

RE:	Audit of the 31 March 2009 Ore Reserves of Bharat Aluminium Company Limited (“BALCO”) and Hindustan Zinc Limited (“HZL”).
Dear Sirs,
This is a letter to confirm that SRK Consulting (UK) Limited (“SRK”) has recently reviewed the “Ore Reserve” estimates for the operating mines (the “Operating Mines”) of BALCO (Mainpat and Bodai-Daldali) and HZL (Rampura Agucha; Zawar and Rajpura Dariba) all of which are located in the Republic of India (“India”).
Both BALCO and HZL’s reporting standard applied are the terms and definitions given in the “2004 Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore reserves (the “JORC Code”) as published by the Joint Ore reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia”. The JORC Code is an internationally recognised reporting code (“IRRC”) as defined by the Combined Reserves International Reporting Standards Committee (“CRIRSCO”).
This is a letter to confirm that SRK, a resource industry consulting firm was mandated by Sterlite Industries (India) Limited (“Sterlite”) to audit the Mineral Resource and Ore Reserve statements (the “Statements”) for the operating mines of BALCO and HZL dated 31 March 2009 in accordance with the JORC Code. The Statements were prepared by the engineers and geologists of BALCO and HZL, and SRK completed site visits to BALCO in March 2008 and HZL in April 2009.
The Competent Persons in respect of the Ore Reserves are:
•	Ir. Sjoerd R. Duim, MAusIMM, MSc(Eng) who is a full time employee of SRK Consulting (Australaisa) Pty Ltd, in respect of BALCO’s Mainpat and Bodai-Daldali bauxite mines; and

•	Mr Christopher Bray, MAusIMM, BEng who is a full time employee of SRK Consulting (UK) Limited.
SRK is of the opinion that the Ore Reserve statements for the Operating Mines as contained or incorporated by reference in the Post-effective amendment No. 1 to the Registration Statement of Sterlite on Form F-3 are reported in accordance with the terms and definitions of the JORC Code. SRK is also of the opinion that should the Ore Reserve statement be reported in accordance with the terms defined by the SEC guideline Industry Guide 7, that the Ore Reserve statement would be identical.

October 15 2009
SRK hereby consents to the use or incorporation by reference of our confirmation of the Ore Reserve estimates as of 31 March 2009 in relation to BALCO’s Mainpat and Bodai-Daldali bauxite mines and HZL’s Rampura Agucha; Zawar and Rajpura Dariba zinc mines, in the Post-effective amendment No. 1 to the Registration Statement. Further SRK consents to being named as “Experts” in the Post-effective amendment No. 1 to the Registration Statement and to being referred to in the section “Basis of Presentation of Ore Reserves” in the Annual Report of Sterlite Industries (India) Limited on Form 20-F for the fiscal year ended March 31, 2009 filed with the SEC on July 10, 2009 and the amendment thereto filed with the SEC on July 14, 2009, and incorporated by reference in the Post-effective amendment No. 1 to the Registration Statement. SRK also consents to having this letter filed as an exhibit to the Post-effective amendment No. 1 to the Registration Statement.
SRK has reviewed the Post-effective amendment No. 1 to the Registration Statement, including the documents incorporated by reference therein, and does not have any reason to believe that there are any misrepresentations in the information derived from SRK’s review reports or that the written disclosure of Sterlite contains any misrepresentations of the information contained in SRK’s review reports.

/s/ Iestyn Humphreys
Iestyn Humphreys
Director, SRK Consulting (UK) Limited